Exhibit 99.1

Era Group Announces Board Approval of Reverse Stock Split

HOUSTON, June 1, 2020 (GLOBE NEWSWIRE) -- Era Group Inc. (NYSE:ERA) (“Era”) announced today that on June 1, 2020, the Board of Directors of Era (the “Board”) approved an amendment to the Amended and Restated Certificate of Incorporation of Era to effect a reverse stock split of the issued and outstanding shares of common stock of Era in connection with the consummation of the proposed merger transaction involving Era and Bristow Group Inc. (“Bristow”), (the “Reverse Stock Split”). The approval of the Reverse Stock Split by the Board follows the Board’s careful evaluation of whether or not to effectuate the Reverse Stock Split,  which involved consultation with Era’s management and outside advisors and Bristow. Following such evaluation, the Board has determined that the Reverse Stock Split is fair and in the best interests of the stockholders of Era.

If the Reverse Stock Split is effected, the shares of common stock of Era outstanding immediately prior to the effectiveness of the Reverse Stock Split would be reclassified into a smaller number of shares such that a stockholder of Era will own one share of common stock of Era for each three shares of common stock of Era held by that stockholder immediately prior to the effectiveness of the Reverse Stock Split.

The Reverse Stock Split is subject to (i) Era obtaining the requisite approval of the stockholders of Era and (ii) the consummation of the proposed merger transaction involving Era and Bristow. The Reverse Stock Split will be submitted to a vote of the stockholders of Era at the annual meeting of Era’s stockholders, to be held exclusively online via a live audio webcast at www.virtualshareholdermeeting.com/ERA2020 on June 11, 2020 at 9:00 a.m. Central Time (the “2020 Meeting”).

Approval of the Reverse Stock Split requires the affirmative vote of at least a majority of all outstanding shares of common stock of Era entitled to vote at the 2020 Meeting. As of May 6, 2020, Era’s directors and executive officers own approximately 8.86% of the issued and outstanding shares of common stock of Era and are expected to vote “FOR” the Reverse Stock Split.

The Reverse Stock Split will affect all stockholders of Era uniformly and will not affect any stockholder’s percentage of ownership interests in Era, except to the extent that the Reverse Stock Split results in any of the stockholders of Era owning a fractional share, as described below.

Proportional adjustments will also be made with respect to Era’s equity compensation plans and awards.

No fractional shares will be issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole number, and each stockholder of Era who would otherwise be entitled to a fraction of a share of common stock of Era upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) is, in lieu thereof, entitled to receive a cash payment determined by multiplying the fraction of a share of common stock of Era to which each stockholder of Era would otherwise be entitled by the closing price of common stock of Era on the New York Stock Exchange immediately prior to the date on which the Reverse Stock Split is effected.

ABOUT ERA GROUP

Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Chile, Colombia, India, Mexico, Spain, and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators. To learn more, visit our website at www.erahelicopters.com.

ABOUT BRISTOW GROUP

Bristow Group Inc. is the world’s leading provider of offshore oil and gas transportation, search and rescue (“SAR”) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Guyana and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the United Kingdom on behalf of the Maritime and Coastguard Agency. To learn more, visit the Bristow website at www.bristowgroup.com.

Additional Information and Where to Find It

In connection with the proposed merger with Bristow Group Inc. (“Bristow”), on April 3, 2020, Era filed with the SEC a preliminary registration statement on Form S-4, as amended by Amendment No. 1 thereto filed on April 23, 2020 (the “Registration Statement”), which became effective May 5, 2020. On May 6, 2020, Era filed with the SEC a final prospectus pursuant to Rule 424(b)(3) that included the final joint proxy and consent solicitation statement of Era and Bristow that also constitutes a final prospectus of Era (the “Final Joint Proxy and Consent Statement/Prospectus”). Each of Era and Bristow furnished the definitive joint proxy and consent statement/prospectus to their respective stockholders on or about May 8, 2020. Era and Bristow also plan to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Final Joint Proxy and Consent Statement/Prospectus, the registration statement or the definitive joint proxy and consent statement/prospectus or any other document which Era or Bristow may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FINAL JOINT PROXY AND CONSENT STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. You may obtain a copy of the Final Joint Proxy and Consent Statement/Prospectus, the Registration Statement and other relevant documents filed by Era and Bristow without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) Era by mail at 945 Bunker Hill Rd., Suite 650, Houston, Texas 77024, Attention: Investor Relations, by telephone at (713)-369-4700, or by going to the Investor page on Era’s corporate website at www.erahelicopters.com; or (2) Bristow by mail at 3151 Briarpark Drive, Suite 700, Houston, Texas, 77042, Attention: Investor Relations, by telephone at (713) 267-7600, or by going to the Investors page on Bristow’s corporate website at www.bristowgroup.com.

Participants in Proxy Solicitation

Era, Bristow and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Era and Bristow stockholders in respect of the proposed transaction under the rules of the SEC. You may obtain information regarding the names, affiliations and interests of Era’s directors and executive officers in Era’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 6, 2020 and its Final Joint Proxy and Consent Statement/Prospectus. Investors may obtain information regarding the names, affiliations and interests of Bristow’s directors and executive officers on Bristow’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Final Joint Proxy and Consent Statement/Prospectus filed with the SEC and the definitive joint proxy and consent statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the Final Joint Proxy and Consent Statement/Prospectus and the definitive joint proxy and consent statement/prospectus (when it is available) carefully and in its entirety before making any voting or investment decisions.

No Offer or Solicitation

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

For additional information concerning Era Group, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.

Forward-Looking Statements

Certain statements discussed in this release as well as in other reports, materials and oral statements that Era releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause Era’s actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, risks related to Era’s recently announced combination with Bristow, including: the ability of Bristow and Era to obtain necessary shareholder approvals, the ability to satisfy all necessary conditions on the anticipated closing timeline or at all, the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the Merger, conditions imposed in order to obtain required regulatory approvals for the Merger, the costs incurred to consummate the Merger, the possibility that the expected synergies from the Merger will not be realized, difficulties related to the integration of the two companies, disruption from the anticipated Merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers, and the diversion of management time and attention to the anticipated combination; Era’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of COVID-19 and general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels, including instances of below-zero prices in oil futures and concerns of an excess of oil supply for a sustained period and limitations of storage capacity for such excess oil supply; Era’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that Era’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on United States (“U.S.”) government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by Era’s customers; risks inherent in operating helicopters; Era’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of Era’s fleet for extended periods of time or indefinitely on Era’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); Era’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism, trade policies and changes in the economic condition in any foreign country where Era does business, which may result in expropriation, nationalization, confiscation or deprivation of Era’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on Era’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; Era’s reliance on a small number of helicopter manufacturers and suppliers; Era’s ongoing need to replace aging helicopters; Era’s reliance on the secondary helicopter market to dispose of used helicopters and parts; Era’s reliance on information technology and potential harm from cyber-security incidents; the impact of allocation of risk between Era and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with Era’s debt structure; Era’s counterparty credit risk exposure; the impact of operational and financial difficulties of Era’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of Era’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; significant increases in fuel costs; Era’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of Era’s common stock; and various other matters and factors, many of which are beyond Era’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect Era's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2019, in the Final Joint Proxy and Consent Statement/Prospectus, and in Era Group's current reporting on Form 8-K (if any). This press release reflects the views of Era’s management as of the date hereof. Except to the extent required by applicable law, Era undertakes no obligation to update or revise any forward-looking statement.